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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. __)*

                                  Omtool, Ltd.
                      -------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                      -------------------------------------
                         (Title of Class of Securities)

                                    681974101
                      -------------------------------------
                                 (CUSIP Number)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 681974101                  13G                      PAGE 2 OF 5 PAGES

-------------------------------------------------------------------------------
  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Robert L. Voelk
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          Not Applicable
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,996,754
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,996,754
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,996,754
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                        [   ]

          Not Applicable
-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          16.9%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 681974101                  13G                      PAGE 3 OF 5 PAGES



Item 1(a).    NAME OF ISSUER:  Omtool, Ltd.

Item 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              8 Industrial Way, Salem, NH 03079

Item 2(a).    NAMES OF PERSONS FILING:  Robert L. Voelk

Item 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              8 Industrial Way, Salem, NH 03079

Item 2(c).    CITIZENSHIP:  United States of America

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value per share.

Item 2(e).    CUSIP NUMBER:  681974101

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act of 1940.

                  (e) [ ] Investment Advisor registered under Section 203 of the
                          Investment Advisers Act of 1940.

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g) [ ] Parent Holding Company, in accordance with Rule
                          13d-1(b)(ii)(G) of the Act.

                  (h) [ ] Group, in accordance with Rule 13a-1(b)(1)(ii)(H) of the Act.

                      Not applicable.

Item 4.           OWNERSHIP.

                  (a) Amount Beneficially Owned: 1,996,754 shares of Omtool, Ltd.'s common stock, $.01 par value (the "Common Stock").
                  (b)  Percent of Class:  16.9%


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CUSIP NO. 681974101                  13G                      PAGE 4 OF 5 PAGES

                  (c)  Number of shares as to which such person has:

                       (i)   sole power to vote or to direct the vote:
                                            1,996,754

                       (ii)  shared power to vote or to direct the vote:
                                              -0-

                       (iii) sole power to dispose or to direct the disposition
                             of:
                                            1,996,754

                       (iv) shared power to dispose or to direct the disposition of:
                                               -0-

Item 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not applicable.

Item 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not applicable.

Item 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not applicable.

Item 9.              NOTICE OF DISSOLUTION OF GROUP.

                     Not applicable.

Item 10.             CERTIFICATION.

                     Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b).

CUSIP NO. 681974101                  13G                      PAGE 5 OF 5 PAGES


                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      FEBRUARY 12, 1998
                                                  ------------------------------
                                                             Date


                                                    /S/ ROBERT L. VOELK
                                                  ------------------------------
                                                          Signature


                                                        ROBERT L. VOELK
                                                  ------------------------------
                                                          Name/Title